Exhibit 10.11 In connection with a review of director compensation in November 2025, the Board of Directors of the Federal Agricultural Mortgage Corporation approved the following level of director compensation in the form of cash retainer and targeted value of equity, effective January 1, 2026: • The base annual cash retainer payable to each director was increased by $1,000 for 2026, from $69,000 to $70,000. • The value of the annual equity award grant to each director was increased by $5,000 for 2026, from $75,000 to $80,000. • The incremental annual cash retainer payable to: o the Chair of the Board was maintained at $50,000 for 2026, with the total annual cash retainer increased from $119,000 to $120,000 to reflect the increase in base annual cash retainer; o the Vice Chair of the Board was maintained at $25,000 for 2026, with the total annual cash retainer increased from $94,000 to $95,000 to reflect the increase in base annual cash retainer; • The incremental annual cash retainer payable to Committee chairs for 2026 is set forth below* (all of which increased compared to the incremental cash retainers set for 2025): o the Chair of the Audit Committee increased from $17,500 to $20,000, with the total annual cash retainer increased from $86,500 to $90,000; o the Chairs of the Human Capital and Compensation Committee, the Corporate Governance Committee, the Enterprise Risk Committee, and the Finance Committee increased from $15,000 to $17,500, with the total annual cash retainers increased from $84,000 to $87,500; and o the Chairs of the Credit Committee, the Public Policy and Corporate Social Responsibility Committee, and the Business Development and Business Strategy Committee increased from $10,000 to $11,000, with the total annual cash retainers increased from $79,000 to $81,000. * No director shall receive the supplemental retainer for being the Chair of a Committee if that individual is already receiving the supplemental annual retainer applicable to the Chair of the Board or the Vice Chair of the Board. The Chair of the Board currently also serves as the Chair of the Corporate Governance Committee. The Vice Chair of the Board currently also serves as the Acting Chair of the Enterprise Risk Committee.